Exhibit MM


                                        October 3, 1995


Lynch Corporation
8 Sound Shore Drive
Suite 290
Greenwich, CT  06830


          Reference is made to the proposed agreement dated October 3, 1995, between Spinnaker Industries, Inc. ("Spinnaker") and you. To induce Lynch to enter into that agreement, the undersigned, Richard J. Boyle, Ned N. Fleming, III and Boyle, Fleming, George & Co., Inc., hereby agrees with Lynch Corporation ("Lynch") that they will not sell any shares (or warrants to purchase any shares) of Spinnaker stock which they own, until Lynch's commitment to loan funds to Spinnaker under the agreement dated October 3, 1995, between Spinnaker and Lynch has terminated, any funds loaned to Spinnaker pursuant thereto have been paid in full, all payments owed to Lynch pursuant to the agreement, including expense reimbursement, have been made, and any Lynch guarantees of loans by other persons to Spinnaker to fund Spinnaker's obligation to honor the Put (as defined in the agreement) have terminated.

          Further, it is understood that the undersigned currently own no Spinnaker stock.

                                        Sincerely yours,



                                        _________________________
                                        Richard J. Boyle



ACCEPTED:
                                        ________________________
Lynch Corporation                       Ned N. Fleming, III



By:_______________________

                                        Boyle, Fleming, George &
                                        Co., Inc.


                                        By:________________________

                                                    PAGE 7 OF 7